EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Norwegian Cruise Line Holdings Ltd. Amended and Restated 2013 Performance Incentive Plan of our report dated February 29, 2016, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Norwegian Cruise Line Holdings Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

Miami, Florida
June 30, 2016